Exhibit 99.1

 Cambridge Heart Reports Results for the 2006 Second Quarter; Alternans revenue up 34% sequentially over Q1 2006; Mr. Robert Khederian named Chairman of the
                               Board of Directors

    BEDFORD, Mass.--(BUSINESS WIRE)--Aug. 3, 2006--Cambridge Heart, Inc. (OTCBB-CAMH) today reported total revenue of $1,764,900 for the quarter ended June 30, 2006, an increase of $582,000, or 49%, compared to total revenue of $1,182,900 for the same period in 2005. Sequentially, total revenue increased $345,900, or 24%, from the $1,419,000 in revenue reported for the quarter ended March 31, 2006. The operating loss for the second quarter of 2006 was $642,500, a decrease of $135,800, or 17%, compared to an operating loss of $778,300 for the same period in 2005. The operating loss for the second quarter of 2006 included $87,000 in non-cash stock based compensation expense for employees resulting from the adoption of SFAS123R. The net loss for the quarter was $541,600 or $0.01 per share compared to a net loss of $410,700 or $0.01 per share in the same period in 2005. The net loss for the 2005 period included a non-cash gain of $321,100 related to a change in the value of the Company's Series B warrants.
    The Company reported total revenue for the six months ended June 30, 2006 of $3,183,900, an increase of $991,600 or 45% compared to total revenue of $2,192,300 for the same period in 2005. The operating loss for the 2006 six month period was $1,287,700, a decrease of $427,900 or 25% compared to an operating loss of $1,715,600 in the same period last year. The operating loss for the 2006 six month period included $160,000 in non-cash stock based compensation expense. The net loss for the six months ended June 30, 2006 was $7,378,600, or $0.13 per share, compared to a net loss of $260,800 or $0.01 per share in the same period in 2005. The net loss for the 2006 period included a non-cash charge of $6,264,700 related to the change in value of Series B warrants, and the net loss for the 2005 period included a non-cash gain of $1,368,500, also related to a change in the value of the Company's Series B warrants.
    Revenue for the second quarter from the sale of the Company's Microvolt T-Wave Alternans ("Alternans") products was $1,466,700, an increase of $581,100, or 66%, compared to $885,600 from the sale of such products in the same period in 2005. Sequentially, quarterly revenue from the Company's Alternans products increased by $372,700, or 34%, compared to revenue of $1,094,000 for the quarter ended March 31, 2006. For the first six months of 2006, revenue from Alternans products was $2,560,800, an increase of $985,100, or 63%, compared to revenue of $1,575,700 in the same period in 2005.
    The Company's cash used by operations was $489,700, and $730,100, respectively, for the three and six month periods ended June 30, 2006. Cash use is expected to increase in future quarters as the Company continues to implement its sales and marketing expansion plans throughout 2006 and 2007. The Company had cash and marketable securities of $8.5 million at June 30, 2006.
    As of June 30, 2006, the Company had a total of 60.8 million shares of common stock issued and outstanding and no shares of Series A or B Convertible Preferred Stock then outstanding. In addition, at June 30, 2006, there were options and warrants outstanding to purchase
8.6 million common equivalent shares.
    "The second quarter was very satisfying for all of us." stated David Chazanovitz, President and Chief Executive Officer of Cambridge Heart. "We made solid progress on virtually all fronts including improved revenue, expanded reimbursement coverage, growth in our sales force and greater exposure for our important technology via two separate publications in The Journal of the American College of Cardiology."

    Corporate Governance

    Reflecting the Board of Director's continuing focus on corporate governance issues, the Company also announced today that at its regularly scheduled meeting on August 1st it had voted to separate the roles of Chairman of the Board and Chief Executive Officer, so that one person could no longer hold both positions. Mr. Robert Khederian has been named as Chairman of the Board of Directors. Mr. David Chazanovitz will continue to serve as a member of the Board of Directors, as well as the Company's President and Chief Executive Officer. Mr. Khederian is a major shareholder of Cambridge Heart who has been a director since 2002 and the lead independent director since April 2005. Mr. Khederian is currently Chairman of Belmont Capital Partners LLC, a venture capital firm he founded in 1996, and is Chairman of Provident Corporate Finance LLC, a healthcare investment banking firm he co-founded in 1998. From 1984 through 1996, Mr. Khederian served as Chairman and Founder of Medical Specialties Group Inc, a nationwide distributor of medical supplies that was acquired by Bain Capital in 1996. Mr. Khederian is also a director of Inverness Medical Innovations, Inc., (AMEX - IMA), and a member of its Audit and Compensation committees.

    Conference Call Information

    The Company will hold a conference call at 4:30 PM. (Boston time) on Thursday, August 3rd to discuss the results for the 2006 second quarter. The conference call phone-in number is 800.638.4930 (outside the U.S. 617.614.3944), passcode 69167547. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888.286.8010 (outside the U.S. 617.801.6888) and enter the passcode 33902108. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company's web site at www.cambridgeheart.com.

    About Cambridge Heart

    Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the first diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. More information about Cambridge Heart can be found at www.cambridgeheart.com. The Company also files regular reports with the U.S. Securities and Exchange Commission which are available at no charge either through the Company or via the Internet at www.EDGAR.gov.

    About the Cambridge Heart Microvolt T-Wave Alternans Test

    The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person's heartbeat called T-wave alternans. These tiny heartbeat variations - measured at one millionth of a volt - can be detected in any clinical setting where titration of the heart rate is possible. The test involves placing proprietary sensors on a patient's chest, after which the Company's proprietary algorithms assess the data and deliver the results in a format that can be easily understood by the attending physician. Extensive clinical research has shown that patients with symptoms of or, who are at risk of, life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

    Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under "Factors Which May Affect Future Results", which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.



                         Cambridge Heart, Inc.
                         Financial Highlights

Statement of         Three months ended          Six months ended
 Operations               June 30,                    June 30,
                -----------------------------------------------------
                      2006          2005         2006         2005
                ------------- ------------- ------------ ------------
Revenues        $  1,764,879  $  1,182,862  $ 3,183,899  $ 2,192,345

Cost of goods
 sold                721,689       545,848    1,320,895    1,025,696
                ------------- ------------- ------------ ------------
  Gross
   Profit          1,043,190       637,014    1,863,004    1,166,649

Costs and
 expenses
 Research and
  development        104,518       176,631      262,270      389,408
 Selling, general
  and
  administrative   1,581,172     1,238,646    2,888,481    2,492,813
                ------------- ------------- ------------ ------------
  Total
   Operating
   Expenses        1,685,690     1,415,277    3,150,751    2,882,221

  Loss from
   operations       (642,500)     (778,263)  (1,287,747)  (1,715,572)

Interest income      100,955        46,392      173,916       86,368

Change in
 valuation
 of Series B
 warrants                  -       321,149   (6,264,727)   1,368,450
                -------------  ------------ ------------  -----------
Net Loss        $   (541,545) $   (410,722) $(7,378,558) $  (260,754)
                ============= ============= ============ ============
Net Loss
 attributable
 to common
 shareholders   $   (541,545) $   (410,722) $(7,378,558) $  (260,754)
                ============= ============= ============ ============
Net loss per
 common share -
 basic and
 diluted        $      (0.01) $      (0.01) $     (0.13) $     (0.01)
                ============= ============= ============ ============
Weighted average
 shares
 outstanding -
 basic and
 diluted           60,593,316    39,687,315   57,502,905   38,651,897
                ============= ============= ============ ============


Balance Sheet            June 30,     December 31,
                           2006          2005
                      ------------- -------------
Assets
--------
 Cash & Marketable
  Securities          $  8,519,396  $  5,297,834
 Accounts
  receivable, net        1,419,875     1,018,988
 Inventory                 427,303       419,938
 Other prepaid
  assets                    67,618        79,843
                      ------------- -------------
   Total current
    assets              10,434,192     6,816,603

 Fixed assets, net          73,961        85,771
 Other assets               96,155       112,182
                      ------------- -------------
                      $ 10,604,308  $  7,014,556
                      ============= =============
Liabilities and
 stockholders' equity
----------------------
 Accounts payable and
  accrued expenses    $  1,160,516  $    774,185
 Debt, current
  portion                      526         1,577
                      ------------- -------------
   Total current
    liabilities          1,161,042       775,762
 Debt, long-term
  portion                        -             0
 Series B warrant
  liability                      -     1,503,646
                      ------------- -------------
   Total
    liabilities       $  1,161,042  $  2,279,408
                      ------------- -------------
Convertible
 Preferred                       0     1,504,287
Warrants to acquire
 Convertible Preferred
  Stock                    462,317       743,440
                      ------------- -------------
                      $    462,317  $  2,247,727
                      ------------- -------------
Stockholders' equity
 Common stock         $     60,810  $     46,301
 Additional paid-in-
  capital               75,093,871    61,236,294
 Accumulated deficit   (66,173,732)  (58,795,174)
                      ------------- -------------
  Total stockholders'
   equity                8,980,949     2,487,421
                      ------------- -------------
                      $ 10,604,308  $  7,014,556
                      ============= =============


    CONTACT: At Cambridge Heart, Inc.
             Roderick de Greef, 781-271-1200 x231
             Chief Financial Officer
             roderickd@cambridgeheart.com
             or
             At Consulting for Strategic Growth
             Stanley Wunderlich, 800-625-2236
             info@cfsg1.com